Exhibit 99.1

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EDITED TRANSCRIPT
ASNA - Q2 2012 Ascena Retail Group, Inc. Earnings Conference Call

EVENT DATE/TIME: MARCH 01, 2012 / 09:30PM GMT

OVERVIEW:
ASNA reported 2Q12 net sales of $862m and net income of $63.7m or $0.81 per diluted share. Expects full-year 2012 EPS to be $2.75-2.80.

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MARCH 01, 2012 / 09:30PM GMT, ASNA - Q2 2012 Ascena Retail Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Allison Townsend ICR - IR

David Jaffe Ascena Retail Group Inc - President and CEO

Armand Correia Ascena Retail Group Inc - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Brian Tunick JPMorgan Chase & Co. - Analyst

Janet Kloppenburg JJK Research - Analyst

Anna Andreeva FBR Capital Markets - Analyst

Edward Yruma KeyBanc Capital Markets - Analyst

Nicole Shevins Goldman Sachs - Analyst

Scott Krasik BB&T Capital Markets - Analyst

Steve Marotta CL King & Associates - Analyst

Samantha Panella Raymond James & Associates - Analyst

Travis Williams Stephens Inc. - Analyst

Alex Fuhrman Piper Jaffray - Analyst

Unidentified Participant Telsey Advisors - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the second quarter 2012 Ascena Retail Group earnings conference call. My name is Kathy, and I'll be your operator for today. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today's call, to Ms. Allison Townsend of ICR. Please proceed.

Allison Townsend - ICR - IR

Thank you, Kathy. Today's call is being recorded, and will be available for replay later today. Information on accessing this replay is available in today's press release. As a matter of formality, I need to remind participants that remarks made by Management during the course of this call may contain forward-looking statements about the Company's results and plans. These are subject to risks and uncertainties that could cause the actual results and implementation of the Company's plans to vary materially. These risks are referenced in today's press release, as well as in the Company's most recently filed Forms 10-K and 10-Q. At this time, I'd like to turn the conference call over to your host, Mr. David Jaffe, President and CEO.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Allison. Good afternoon. Thank you for joining us to discuss the results for our fiscal second quarter. With me today is Armand Correia, our CFO. We were pleased with our record sales and earnings results for the second quarter. Our earnings per share grew by 56% to $0.81, compared to EPS of $0.52 in the prior-year quarter. Net sales increased 15% to $862 million, with consolidated comp sales increasing 8% in the second quarter. Comp sales by brand were; Justice up 12%, dressbarn up 8%, and maurices was up 3%. Given the better-than-expected earnings results for the quarter, and our positive outlook for the spring season, we are raising our full-year EPS guidance to $2.75 to $2.80, up from our previous guidance of $2.60 to $2.70.

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MARCH 01, 2012 / 09:30PM GMT, ASNA - Q2 2012 Ascena Retail Group, Inc. Earnings Conference Call

Now, I'd like to walk you through each of our brands' performance. At Justice, we continue to grow our market share by giving our customers trend-right merchandise assortments at compelling values. Our second quarter sales increase of 21% was driven primarily by an 8% growth in transactions, and 3% increase in dollars per transaction, as well as strong e-commerce sales. The shift in product mix toward apparel continued, which carries higher selling prices. Our assortments of casual and active tops, and casual and active bottoms performed well. From a regional perspective, all regions delivered double-digit positive comps. The Justice e-commerce business also continues to grow rapidly, increasing 47% versus last year, and our new Canadian stores are performing above plan as well.

Our marketing strategy at Justice reinforces our value proposition, with the right balance of 40% discounts offered to our customers through direct mail, e-mail, customer loyalty programs, as well as store-wide point-of-sale events. For the second quarter, we ran a stepped up cadence of promotions versus last year, which drove both traffic and transactions. Justice executed 3 longer 40% off entire store POS events, versus 1 last year, resulting in 35 additional POS days during the quarter. These events were supplemented with a 37% increase in circulation of direct mail catazines, including 1 additional catazine, and the elimination of 2 post card mailings. For the third quarter, we have added 15 POS days compared to last year's third quarter, which will include 3 POS events and 4 catazines, similar to last year. During the second quarter, we opened 16 Justice stores, including 2 in Canada, and ended the quarter with 917 stores, versus 888 last year. In the third quarter, we plan to open approximately 20 stores, including 3 in Canada, and close 3.

Turning now to maurices. Net sales grew 11% in the second quarter, with a 3% comp growth, on top of a 17% comp last year. Comp sales increases were driven by a 3% increase in transactions. Comp store sales increased in all but one region, with the Northeast and mid-Atlantic leading the way. Sales increases were also due to the better-than-expected new store performance and strong e-commerce sales. Many of our women's apparel departments posted increases with casual wear-at-work tops, sweaters, bottoms, and dresses all posting double-digit growth. We continued to see solid performance in our plus-size collection, with denim and dresses performing well. We see opportunities for the spring, with strong trends in casual dresses, denim, casual skirts, and the introduction of colored bottoms. In addition, we continue to maximize our wear-to-work tops category.

Our maurices second quarter marketing initiatives involved a variety of strategies. We had 2 mailers, consistent with last year, with mailing quantities up 19%. We continue to enroll customers in our electronic maurices Take Ten loyalty program, which launched in September, and has helped to more than double the size of our e-mail database since last year. The penetration of our private label credit card is now 35%, and continues to grow. For the third quarter, we will have 2 direct mail pieces, similar to last year, with an 11% planned increase in quantities. At maurices, our store base is now 803 locations at the end of the quarter, versus 761 last year. During the second quarter, we opened 9 new stores and closed 3. 16 new store openings and 1 closing are planned for the third quarter, including our first 4 maurices in Canada.

Our dressbarn brand had a successful holiday season. Net sales were up 9%, including an 8% increase in comps, which was driven by both a 5% increase in transactions and a 3% increase in average selling price. From a regional perspective, all regions had positive comps, with the best performance in the Northeast and Midwest. We continue to be pleased with our e-commerce growth, which more than doubled for the quarter. We attribute our successful results to 2 key initiatives; adding more to the trend-right fashion assortments, and leveraging our new planning organization. We invested in key fashion categories; knits, suit separates under the Jones studio label, dresses and special occasion, outerwear, and petites, which all had double-digit growth. The strong performance in these areas more than offset the softness we saw in cold weather categories, particularly sweaters and accessories.

Our continued development of our planning organization and our successful strategy of shifting receipts from the fall into the holiday quarter resulted in supplying fresh product to our customers when she was ready to buy. Also, our ability to ship back the to stores by size and color added to these results. We have recently completed a major reorganization within merchandising, combining the dressbarn and dressbarn woman buying teams. Going forward, we are focusing on color and prints for the spring, and continue to see opportunities to grow our business in the following categories; dresses, suit separates under the Jones studio label, fashion tops, and career bottoms.

We varied our marketing efforts in the second quarter of this year, which helped to drive sales. Dressbarn increased total mail quantities by 5% over last year, including three mailings and two gift with purchase promotions, one of which was incremental over last year. We changed the format of our December mailer, which resulted in a 12% increase in response rates. We launched our electronic dressbarn blushPERKS loyalty program, and have enrolled approximately 1.4 million customers since December. We increased the frequency of e-mails, and our e-mail database of 2.3 million has more than doubled since last year. Our dressbarn credit card market share continues to grow, and is now at 32% of sales. For the quarter, we are anniversarying three direct mail pieces, with no planned increase in quantities. At dressbarn, our store base is 825 locations as of the end of the quarter, versus 829 last year. During the second quarter we closed 11 stores. For the third quarter we plan to open 13.

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MARCH 01, 2012 / 09:30PM GMT, ASNA - Q2 2012 Ascena Retail Group, Inc. Earnings Conference Call

Looking ahead, we are mindful of the economic and competitive challenges that our businesses continue to face. Our models of providing great fashion at compelling values has appealed to our customers throughout the recession, and we are optimistic that we will have a successful spring season. Thank you. I will now turn the call over to Armand to discuss our financial results in more detail.

Armand Correia - Ascena Retail Group Inc - EVP and CFO

Thank you, David. The financial results of our second quarter were truly outstanding. As I go through the numbers, keep in mind that during previous reporting periods we used some non-GAAP reporting to clarify the comparability of results. We recommend that you reference our prior news releases and/or our SEC filings for the detail of these items. I'll note that this quarter a number of these non-GAAP items have decreased or are winding down, and therefore we are more comfortable that GAAP results provide a clearer view of our business.

Net sales increased 15% to a record $862 million. The increase was primarily driven by a strong comp sales increase of 8%, which came on top of a 9% increase last year. We also had a better than expected sales performance from our new stores, and strong growth in e-commerce. This was our twelfth consecutive quarter of positive comp store sales. We continue to drive growth through a well-executed e-commerce strategy for our three brands. During the quarter, e-commerce revenues increased 61% to $52 million, and compares to last year's $32 million.

Moving down the income statement, our gross profit was $358 million, an increase of 18% compared to $304 million in last year's second quarter. Our gross profit rate increased year over year by 110 basis points to 41.5%. The 110 basis points increase consisted of 110 basis points increase in leverage on buying and occupancy costs, and a 40 basis points increase from the favorable impact of approximately $6 million in revenues relating to gift card breakage for our Justice brand. These gains were partially offset by a 40 basis points decrease in merchandise margin rate from higher markdowns, as a result of pre-planned promotional activity that helped drive sales.

From a brand perspective, the gross profit rate at Justice was 45.8%, and adjusted to 45% to exclude the revenue benefit previously mentioned. This rate compares to last year's 44.1%. Maurices came in with a 41.3% rate, increasing 10 basis points over last year, while dressbarn came in at 34.1%, increasing 30 basis points over last year. Selling, general and administrative expenses were $232 million, increasing year over year by $21 million, or 10%. The SG&A rate of 26.9% was leveraged by 120 basis points. However, I'd note that last year's SG&A amount included approximately $5 million called out as non-GAAP. Excluding these items, our leverage was approximately 50 basis points. Operating income increased 40% to $100 million, or 11.6% of sales, compared to last year's $71.5 million, or 9.5%. The year-over-year increase was primarily due to the strong sales performance and its resulting leverage on buying occupancy and SG&A expenses.

By brand, Justice achieved record quarterly operating income results, delivering $77 million, or 18.9% of sales, on top of last year's $52.2 million, or 15.5% of sales. Maurices continued their solid operating income performance with $26.4 million, or 11.8% of sales. This compares to last year's $24.5 million, or 12.1%. Dressbarn made progress by reducing its quarterly operating loss to $3.4 million from $5.2 million a year ago, as a result of a strong holiday sales performance which carried into January. The January-ended second quarter is traditionally dressbarn's most challenging quarter, with the upcoming spring season its strongest, driven by Easter and Mother's Day selling.

The tax rate for the quarter was 36.7%, and compares to last year's 40.7%. The lower tax rate is from favorable impact of certain tax items and fewer non-deductible expenses. For modeling purposes, we would suggest a 38% rate as more normalized going forward. Net income for the quarter increased 50%, coming in at a record $63.7 million, or $0.81 per diluted share, and compares to last year's $42.5 million, or $0.52 per diluted share. This year's earnings per share reflects the previously mentioned benefit from gift card breakage revenue, which accounted for approximately $0.05 of EPS. Excluding this item, earnings per share would have been $0.76, still well ahead of expectations and last year's GAAP EPS of $0.52, and non-GAAP of $0.57.

Turning now to a quick recap of our year-to-date results. Net sales for the 6 month period ended January 28, 2012 increased 11% to $1.6 billion, with comp sales increasing 6%. Operating income for this period increased to $177 million, or 10.8% of sales. This compares to last year's $149 million, or 10.2% of sales, and $159 million, or 10.8% of sales on an adjusted basis. Net income for the 6 month period increased 23% to $111 million, or $1.41 per diluted share, compared to last year's $90.5 million, or $1.12 per share. On an adjusted basis, last year's net income was $96.5 million, or $1.19 per share.

Moving on to the balance sheet, which remains strong and highly liquid, we ended the quarter with $578 million in cash and marketable securities. This represents approximately $8.00 in cash and marketable securities per share. Cash flows were very strong for the quarter. We generated $165 million in cash provided from operations, with $141 million in free cash flows. As to inventory, at quarter end total inventories were $313 million, increasing 15% year over year in dollars, and 6% in units. The variance between dollars and units is primarily due to product cost increase and mix. Although dollar levels were higher than the single-digit increase that we expected during our first quarter earnings call, the unit increase in the mid-single digits was right in line. These overall increased levels reflect the timing of an earlier Easter, which prompted us to build up levels earlier than last year. We are comfortable with both the levels and seasonality of inventory going into the spring season. Overall inventory levels are expected to end our April third quarter up mid-to-high single digits in dollars, and low single digits in units.

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MARCH 01, 2012 / 09:30PM GMT, ASNA - Q2 2012 Ascena Retail Group, Inc. Earnings Conference Call

From a brand perspective, inventory levels at Justice increased 27% in dollars, and 9% in units. The variance is primarily due to an average unit cost increase from product cost and mix. At maurices, inventories increased 26% in dollars, and 13% in units, and were higher than expected, due to the timing of receipts. At dressbarn, inventory increased 2% in dollars and in units.

CapEx for the quarter was $24 million, primarily for new store expansion, remodels, and ongoing strategic projects, with the full year estimated at $130 million. Weighted average shares outstanding for the second quarter decreased to 78.8 million, reflecting the impact of our stock buyback program. This compares to 81.1 million shares last year. Year to date, the Company repurchased 1.4 million shares for $37.2 million, and has approximately $90 million remaining under its existing authorization.

In closing, we believe this spring season presents some opportunities, given the earlier Easter shift. Thank you. This concludes our prepared remarks, and we will now accept any questions you may have. Operator?

QUESTION AND ANSWER

Operator

Thank you, sir.

(Operator Instructions).

Our first question comes from the line of Brian Tunick of JPMorgan. Please proceed.

Brian Tunick - JPMorgan Chase & Co. - Analyst

Thanks. Good afternoon, and congrats, guys. Very impressive results.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Brian.

Brian Tunick - JPMorgan Chase & Co. - Analyst

So I guess a couple of questions. I guess, when we last heard from you after the November trends, it seemed to be some controversy, or a different thought process on how the December and January might shake out. So maybe just talk about whether — how you flowed inventory, or sort of how the calendar may have changed your view on what happened for the rest of the quarter. Can you talk about, and I think we saw in the release, about quarter-to-date trends, sort of what are you seeing and what are you expecting? And then on the dressbarn division, obviously very strong comps there. How did the segment profit shake out versus your expectations?

David Jaffe - Ascena Retail Group Inc - President and CEO

Jump around a little bit here. I'm not exactly sure, can you just clarify the last question on dressbarn, how did the segment — do you mean [Multiple Speakers] product?

Brian Tunick - JPMorgan Chase & Co. - Analyst

How did the dressbarn EBIT margins shake out in that segment versus your expectations, the core dressbarn.

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MARCH 01, 2012 / 09:30PM GMT, ASNA - Q2 2012 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

I'll turn that back to Armand. But to go back, quarter to date, we've got the month in, and let me start off by saying the warm weather, both in the second quarter, as well as, for the most part, in February, has really helped our businesses. So that has really provided some wind at our back, and we're very grateful to have a holiday season where we probably had very few, if any, days where we had snow storms that closed our stores, or made it very difficult for our customers to get to the stores. And just the opposite, the warm weather helps first spring selling. So that was terrific, and we're seeing, quarter to date, we're seeing numbers that are very much in line with our projections for the spring season of mid single digits. I'd say that dressbarn might be a little bit on the higher end of that range, and maurices perhaps a little bit on the lower, or just below that range, but it's still very early in the season, and we're comfortable with our projection for all 3 brands for the spring season of being in that mid single digit range.

Armand Correia - Ascena Retail Group Inc - EVP and CFO

As far as operating income and operating results for dressbarn stores in the second quarter, Brian, they pretty much came in right as planned. Again, the strength of coming in as planned was primarily in December, as well as November. So they started a little soft in November, and with December and January, a little stronger.

Brian Tunick - JPMorgan Chase & Co. - Analyst

Okay. And if I can, just one last one. What kind of AUC cost pressures that you're seeing in the fall season, as you made some buys now?

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, I would say just the opposite. We're not seeing any pressure. We may be seeing some benefit. As we've all seen, cotton has come down, so the products that are more cotton-based are seeing reversal of the trends we saw a year ago, when numbers had gone up, and we passed on some of those increases that we've talked about in the past. So for the most part, we're seeing either flat costs, or some decreases, primarily in the cotton-based product.

Brian Tunick - JPMorgan Chase & Co. - Analyst

All right. Terrific. Thanks so much and good luck for spring.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Brian.

Operator

Our next question comes from the line of Janet Kloppenburg of JJK Research. Please proceed.

Janet Kloppenburg - JJK Research - Analyst

Hi, everybody. Can you hear me.

David Jaffe - Ascena Retail Group Inc - President and CEO

Yes, hi Janet.

Janet Kloppenburg - JJK Research - Analyst

Congratulations to you all. Nice going.

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MARCH 01, 2012 / 09:30PM GMT, ASNA - Q2 2012 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

Thank you.

Janet Kloppenburg - JJK Research - Analyst

I wanted to touch base on the transformation going on at dressbarn, and I think you talked to us about discontinuing or reducing some of the more traditional product, and increasing, maybe, some of the younger, more fashionable product. Perhaps you could talk about how far along you are in that process, David.

David Jaffe - Ascena Retail Group Inc - President and CEO

Sure. One thing I alluded to in my comments was that we combined the merchandise organization for dressbarn and dressbarn woman, so we had 2 separate buying teams. So one of the first things we did, and this is a while ago now, we said — okay, we're going to organize ourselves by lifestyles. So we said, let's organize by casual and career, instead of tops and bottoms. So we made that change, and then just recently, we made the change to merge our buying organizations. So we just have 1 buyer buying a category for both dressbarn and dressbarn woman. So now we're going to have a whole store with the same eye and the same fashion sense.

So this is really going to boost the dressbarn woman business in particular, which was always a little more staid than the dressbarn business, and that we're going to start seeing a little bit of impact later this spring, but certainly for fall, that will have a big impact. And as addition, if you remember our last call, I talked about at dressbarn and dressbarn woman we were eliminating that very traditional basic merchandise, and internally we talk about having a core customer, and we had our older customer, and we affectionately termed her Ethel. And we have bid adieu to Ethel. There's no longer any Ethel merchandise on the dressbarn side. By fall, you will no longer see Ethel merchandise on the dressbarn woman side. This transition, we think, positions us as a younger targeted concept. So while it's been gradual at dressbarn, we're seeing with this change, we're going to see it expedite a little more rapidly at dressbarn woman.

Janet Kloppenburg - JJK Research - Analyst

Okay. And David, then this process all began in the second quarter, so we'll watch it unfold, and won't anniversary itself for the next year almost, is that right?

David Jaffe - Ascena Retail Group Inc - President and CEO

Right. Although it's been a little more than just the second quarter. This is a process that we've undertaken very gradually over the last number of years, but it's really coming to a head this year.

Janet Kloppenburg - JJK Research - Analyst

Okay. And then my other question is just on Justice. It seems, with more POS days, that you've gotten a little bit more promotional. Is that because of the environment? Is that because you think that's how you gain further market share? Maybe you could discuss that a little bit.

David Jaffe - Ascena Retail Group Inc - President and CEO

Sure. We think that we have a formula that works really well with the customer, and the POS days are just a good way of getting it out, not to our existing customers, but also to new customers that may not be on our mailing list or our e-mail list, that we can't contact. So they've been very effective, and we still have a balance between the POS and the other ways of contacting our customer that I've mentioned. So we're doing it because it's very successful with our customer, and it helps drive our sales and, yes, the result is that we are taking market share. But all of it is planned, and our mark down rates are coming in pretty much right online. What we've undertaken is, in some cases, a shifting from a catazine, or a mailer, or a private sale, to a POS event, and in some case it's an incremental. And the result is that net-net we've been able to grow our sales in a controlled way, and been able to continue to grow our market share.

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MARCH 01, 2012 / 09:30PM GMT, ASNA - Q2 2012 Ascena Retail Group, Inc. Earnings Conference Call

Janet Kloppenburg - JJK Research - Analyst

Lastly on maurices, I think that the brand was struggling a little bit in the fall, with a lot of the promotional pressure that it was coming up against in the malls and the value centers that it's located in. I'm wondering if you've seen any modification in that, or if maurices has new strategies to confront that with. Thank you.

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, I'm not sure we felt the pressure, as you would say, from the other competitors. Certainly —

Janet Kloppenburg - JJK Research - Analyst

Maybe that was my interpretation. I'm sorry.

David Jaffe - Ascena Retail Group Inc - President and CEO

Back-to-school, there was heavy denim competition.

Janet Kloppenburg - JJK Research - Analyst

Right.

David Jaffe - Ascena Retail Group Inc - President and CEO

And holiday we saw some aggressive moves. We think that we operate in a slightly different environment that, especially in the smaller markets, and especially with our focus on more fashion than a lot of the big teen retailers, we're targeting a slightly older customer, so we think it's all about the product, and while there were a few issues in the fall that we talked about, we think we're in very good position for spring. We like the early checkouts we've been getting on our spring product. Our fall product is really, really down to almost nothing. So we think we're going in very clean, and as I say, the early reception to the spring product has been favorable, so I think we're in a strong position at maurices.

Janet Kloppenburg - JJK Research - Analyst

Would you say you've had strong reception across all 3 brands to the spring assortments?

David Jaffe - Ascena Retail Group Inc - President and CEO

I would.

Janet Kloppenburg - JJK Research - Analyst

Thank you very much, David.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks.

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MARCH 01, 2012 / 09:30PM GMT, ASNA - Q2 2012 Ascena Retail Group, Inc. Earnings Conference Call

Operator

Our next question comes from the line of Anna Andreeva of FBR. Please proceed.

Anna Andreeva - FBR Capital Markets - Analyst

Great. Thanks so much. Congrats, guys, on a very strong quarter.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thank you.

Anna Andreeva - FBR Capital Markets - Analyst

David, you talked about, obviously, the dressbarn division accelerating nicely, and some of the organizational changes there. Was just curious, can you maybe talk bigger picture about your thoughts about the Missy consumer out there? How are you feeling about the competitive landscape and obviously you guys are gaining share out there.

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, you know, the only piece of good news I've seen in months was what I think we all saw yesterday or today was consumer confidence has gone up. I think it's the highest helve level in a year. I said that's great. How come we're not seeing it across the industry? It just still seems to me very competitive out there. There is some interesting things happening, with people like JC Penney, with their policy, and some other retailers that have gotten very aggressive. I do think it is a market share game now. I don't think that the Missy market is growing. There are a lot of guys out there that are closing stores, that are consolidating, and so we think this is a great opportunity for dressbarn, as it continues to transform, to take market share. So we're going out fairly aggressively, not just with our merchandise, but also our marketing. We're opening up new stores, and we're actually pretty bullish, and think in this tough environment and I think it will remain tough for the Missy consumer, that we have an opportunity to continue to grow and take share.

Anna Andreeva - FBR Capital Markets - Analyst

Okay. That's great. And just quickly, what are to date, you said Justice running up mid singles. Can you just remind us how last year 3Q shook out at this division? I believe you guys talked about later Easter and cold weather hurting Justice last year. Should we see some acceleration as the quarter progresses?

Armand Correia - Ascena Retail Group Inc - EVP and CFO

Anna, last year, to answer your question, we believe so, and again, as you look at Justice comps for the Q3 period, they came in at a plus 3. So given kind of the momentum we're seeing with Justice, we believe that this should continue throughout the quarter.

Anna Andreeva - FBR Capital Markets - Analyst

Okay. That's great. Just my last one, if I may. Just in terms of acquisitions, you guys have said you would wait for the holiday, and then potentially proceed in the first half of the year or towards the summer. Just any additional thoughts there?

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, I think it's an opportunity, as I said, with our 3 businesses in really good shape, and a lot of our shared services initiatives making good traction, this isn't a time that we would consider looking at other opportunities, and so we are open. If you have any ideas, just send them right in. But nothing to announce at this point, thanks.

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MARCH 01, 2012 / 09:30PM GMT, ASNA - Q2 2012 Ascena Retail Group, Inc. Earnings Conference Call

Anna Andreeva - FBR Capital Markets - Analyst

All righty. Will do. Thanks so much. Speak to you guys soon.

Operator

Our next question comes from the line of Edward Yruma of KeyBanc. Please proceed.

Edward Yruma - KeyBanc Capital Markets - Analyst

Thanks for taking my question. Congrats on a great quarter.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Ed.

Edward Yruma - KeyBanc Capital Markets - Analyst

Can you guys talk a little bit more about the shared services initiative. I know you've obviously made significant progress. I know you've done some consolidation of DCs. But you also hired a new COO recently. Are there any other big pieces left, or where is there incremental opportunity?

David Jaffe - Ascena Retail Group Inc - President and CEO

Ed, we have a number of initiatives that aren't complete, that we do think are going to provide some leverage to our SG&A. And just to give you a couple of the high level ones, we are consolidating our financial systems, 3 separate systems to 1, and that's a process that's currently underway, and we hope to have completed by the end of the fiscal year in July. And it's a big undertaking, and it's expensive, and we're not going to see the benefits of that until next year. So that's one example. We've got 3 or 4 others that I can give you. I don't want to take the time on the call, but please feel free to give Armand a call on that. In concept, I would tell you that some of these have taken longer, and have been a little more difficult than we had anticipated. Our new COO, Ascena's COO, John Sullivan comes from an environment, a couple of environments where he's done this before. He's done integration. He's done shared services models. He's come and in a short time here, he's done a wonderful job, and I'm very, very confident in his ability to put us on the right track with shared services. And we see, not just the projects we've got under way, we see some other low-hanging fruit in the next year or 2. We're going to continue to push to drive down our SG&A for Ascena as well as the brands.

Edward Yruma - KeyBanc Capital Markets - Analyst

One follow-up, if I may. I know you've talked about the potential benefit from a slightly earlier Easter. Can you talk about how much you think that negatively impacted the dressbarn business last year? I know you had real compression between Easter and Mother's Day, and kind of how you expect that to impact this year. Thanks.

David Jaffe - Ascena Retail Group Inc - President and CEO

You know, I would scratch my head on this one to quantify the impact. I think we would all say that the compression hurts. I don't know how to quantify it. The reason being that the Easter numbers are so variable, based on weather. So if you have an early Easter and it happens to be warm, or vice versa, that's really going to be what drives your business, and not necessarily whether you've got 2 weeks or 4 weeks between Easter and Mother's Day. Armand, do you have any other insights on that?

Armand Correia - Ascena Retail Group Inc - EVP and CFO

I just can give you — as you look at dressbarn, and you look at how important Easter is, and you look at Easter last year being that third week of April, toward the end of April, and this year it's the first week of April. And again, as David said it really — weather plays a big factor, but all things being equal, dressbarn last year, with Easter being so late, its comps were a low single digit plus, so the opportunity, I feel, is just tremendous for the dressbarn stores with the earlier Easter, but certainly weather's got to cooperate as well.

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MARCH 01, 2012 / 09:30PM GMT, ASNA - Q2 2012 Ascena Retail Group, Inc. Earnings Conference Call

Edward Yruma - KeyBanc Capital Markets - Analyst

Thanks so much.

Operator

Our next question comes from the line of Nicole Shevins of Goldman Sachs.

Nicole Shevins - Goldman Sachs - Analyst

Hi. Good afternoon, everybody.

David Jaffe - Ascena Retail Group Inc - President and CEO

Hi, Nicole.

Nicole Shevins - Goldman Sachs - Analyst

Just wanted to follow up on the maurices division a little bit. The margin trends showed a notable improvement from where it had been tracking for the last few quarters. What do you guys think were the biggest factors behind that improvement, and going forward, what do you think are some of the biggest drivers for margin gains? Thanks.

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, at the end of the day, it's obviously all products. So I think versus prior year, the maurices team did a great job of managing having the right product in, being able to control mark downs, coming into the season cleaner, and as I mentioned earlier, we're going in the spring season very, very clean. So we anticipate that the season will do well. As I said, we're off to a good start on the initial reads. We've actually moved a floor set up a week, which I think just shows you our optimism in getting fresh product out sooner. Armand, you want to add to that?

Armand Correia - Ascena Retail Group Inc - EVP and CFO

No, I think that's pretty much it.

Nicole Shevins - Goldman Sachs - Analyst

Great. And then just another one, if I may. Just wanted to see if you could give us an update on the push you've been making in accessories at dressbarn and maurices. If I recall correctly, there was softness last quarter. How has that category been trending, and any take-aways from the category.

David Jaffe - Ascena Retail Group Inc - President and CEO

Not great, Nicole. Accessories has been a bit of a disappointment at both divisions. I'm not quite sure we have our arms around why that is. It seems like it's a little bit of a slowdown. Not sure if the consumer had just kind of gotten filled up on accessories, or there's more competition for accessories. Maybe we had the wrong product. But in both divisions, I would say those were areas that we were disappointed in. We felt they underperformed. And frankly, we've kind of gone back to the drawing board, and are rethinking our approach at both divisions.

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MARCH 01, 2012 / 09:30PM GMT, ASNA - Q2 2012 Ascena Retail Group, Inc. Earnings Conference Call

Operator

Our next question comes from the line of Scott Krasik of BB&T Capital Markets. Please proceed.

Scott Krasik - BB&T Capital Markets - Analyst

Congratulations.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Scott.

Scott Krasik - BB&T Capital Markets - Analyst

So you guys have done a great job mitigating product cost inflation with pricing, but we're getting to the big season now, particularly in Justice. Did you think it will get worse before it gets better, or that the trends that we've seen in merchandise margins at Justice should generally hold through spring?

David Jaffe - Ascena Retail Group Inc - President and CEO

I don't see anything out there right now that's concerning at Justice, or frankly, the other 2 divisions about spring. The cost increases have really leveled off. We are in a much better place in terms of inventory, as Armand mentioned earlier, so we don't have any big mark downs to take in this quarter from carryover products. So there's nothing in particular that we're concerned about, Scott.

Scott Krasik - BB&T Capital Markets - Analyst

Okay. That's great. And then I think you mentioned at IFDR that you're cautiously optimistic that you have a big margin opportunity at Justice, come fall '12, because of the AUC coming down. Do you still feel that way?

David Jaffe - Ascena Retail Group Inc - President and CEO

Yes. As I mentioned earlier, we're seeing cotton be the driver of the cost decreases, so because much of Justice's apparel is cotton-based, moreso than the other 2 brands as a percent, they're the ones that are going to get the biggest impact, the biggest benefit, just the same way this past fall, they got hit the hardest. So we think they're going to have the biggest drop in their raw materials, and therefore their product cost, and therefore an opportunity to get a little bit of a pop in their margin.

Scott Krasik - BB&T Capital Markets - Analyst

And then the correlation there is pricing, so you expect to be able to hold pricing at Justice?

David Jaffe - Ascena Retail Group Inc - President and CEO

Yes, we do.

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MARCH 01, 2012 / 09:30PM GMT, ASNA - Q2 2012 Ascena Retail Group, Inc. Earnings Conference Call

Scott Krasik - BB&T Capital Markets - Analyst

Awesome. Okay. And then just on share buyback, looks like you guys only bought back a few hundred thousand shares. Was that because of how the stock price moved, or because you were really trying to keep your powder dry for an acquisition, and how should we think about that for the rest of fiscal '12?

David Jaffe - Ascena Retail Group Inc - President and CEO

If you look at our cash balance, I think we've got plenty of cash. We said that we want to buy back enough shares to eliminate share creep, and so that number is roughly 2.5 million shares. So we kind of said we're fairly disciplined in trying to look for buying opportunities, and we had a real good one, and we bought a little over 1 million shares, and then a little bit more in the second quarter. And then as the stock started moving up, we said — hey, let's just sit back and see what happens, and obviously stock has done terrific, and we don't have the same opportunities that we had in the fall, but that's a good thing for everyone. And we'll continue to re-evaluate our buyback program.

Scott Krasik - BB&T Capital Markets - Analyst

I guess just last thing. Any other categories at Justice that you could work on, or that actually needs improving? Or are you just hitting it on all cylinders now?

David Jaffe - Ascena Retail Group Inc - President and CEO

The business is terrific. They're doing a phenomenal job. A couple of the areas that weren't stellar, for example, we talked about accessories at dressbarn and maurices, the accessories area changes so quickly. They're so responsive to the kids trends, the tween girls trends, that what maybe wasn't a blow-out in the fall, they come right back with new product, new ideas, so it's very fast-moving and there's a great team there that I think will have terrific product in for spring. So I'm very optimistic there.

Scott Krasik - BB&T Capital Markets - Analyst

Thanks very much. Congratulations.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Scott.

Operator

Our next question comes from the line of Steve Marotta of CL King and Associates. Please proceed.

Steve Marotta - CL King & Associates - Analyst

Good evening, guys. Quick question on the gift card breakage, was it $6 million gross or net? In other words, is that just incremental on a year-over-year basis? And if so, why was it so much larger this year than last year? What can you expect going forward?

Armand Correia - Ascena Retail Group Inc - EVP and CFO

It was incremental, and kind of the gift card breakage, or this revenue recognition during the quarter, was as a result of a change in Justice's historic breakage experience rate. They had done a study. They had previously been recovering at a 4% rate, and as a result of the study, and as a result of our auditors looking at it, it was more in the 6.5% range. So what they basically did is trued-up at that higher rate, as opposed to the lower rate previously. So it is a one time true-up that favorably impacted the quarter, and again, as I called it out, it did have an impact of approximately $0.05 on the earnings per share for the quarter.

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MARCH 01, 2012 / 09:30PM GMT, ASNA - Q2 2012 Ascena Retail Group, Inc. Earnings Conference Call

Steve Marotta - CL King & Associates - Analyst

Okay. That's very helpful. Lastly, most of my questions were asked and answered, just from a split standpoint, percentage of sales, February, March, April?

Armand Correia - Ascena Retail Group Inc - EVP and CFO

Sure. Again, February is your lowest volume month. It probably accounts for 25% of the sales in the quarter. March being, again, a 5-week month, 40%, that's the big month, and April would come in at around 35% for the quarter, on a split for the quarter.

Steve Marotta - CL King & Associates - Analyst

Dynamite. That's very helpful. Thanks, guys.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Steve.

Operator

Our next question comes from the line of Samantha Panella of Raymond James. Please proceed.

Samantha Panella - Raymond James & Associates - Analyst

Thank you. Let me add my congratulations to you.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Sam.

Samantha Panella - Raymond James & Associates - Analyst

Looking at the dressbarn division, and the second quarter certainly had record revenue there. How do you get that division to an operating profit? What does it take to get it there?

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, I tell you, we've had lots of conversation about this. This is a tough quarter for dressbarn, and I think we're on the right track, but I think what we have to do is work to make dressbarn more important to our customer at that time of year. So some of the things that you're seeing, special occasion did very well. As we continue to build that, and we become, maybe, her first stop as she's looking for a holiday outfit or a party outfit or whatever. Secondly, as we become more important as a gift destination, and creating product that is more gift oriented, so whether she's giving something to a friend, or a relative, or whatever, or someone in her life decides that they want to give something to her. As we become more important to our customer, hopefully we're going to see that holiday giving pick up as a percent of business.

Samantha Panella - Raymond James & Associates - Analyst

Okay. Thanks. And then at ICR in your presentation, you gave operating margin guidance for each division for the full year. Given your increased expectations, should we think about the opportunity at each of those divisions, or is there a greater opportunity at one over the other, relative to your expectations that you provided in January for 2012?

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MARCH 01, 2012 / 09:30PM GMT, ASNA - Q2 2012 Ascena Retail Group, Inc. Earnings Conference Call

Armand Correia - Ascena Retail Group Inc - EVP and CFO

You know, Sam, I can probably — why don't we take that offline, so I at least — I don't have the presentation in front of me.

Samantha Panella - Raymond James & Associates - Analyst

Okay. Great. Thanks, guys, and good luck.

Armand Correia - Ascena Retail Group Inc - EVP and CFO

Thank you.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Sam.

Operator

The next question comes from the line of Travis Williams of Stephens. Please proceed.

Travis Williams - Stephens Inc. - Analyst

Thanks, guys. Congratulations on another great quarter.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Travis.

Travis Williams - Stephens Inc. - Analyst

I guess maybe just a couple questions on inventory for you guys, and then I have an unrelated follow-up. The first question, I guess, for inventories, you gave the numbers. Could you maybe just comment, kind of generally speaking across all 3 segments, what the quality of inventory looks like, and how you're positioned heading into spring. In particular the, 2 items, dressbarn the inventory growth was very, very, very small at 2% units and dollars heading into its most crucial season. And the second piece was, you commented toward the one soft area you had was just obviously cold weather gear, cold weather apparel, and where those clearance levels are at now, and I'll follow up with a non-inventory question.

Armand Correia - Ascena Retail Group Inc - EVP and CFO

I'll take it. So here's where we're at ending the quarter. Again, both on levels, as I said, of seasonality. We probably were at least 2 of the 3 in better position on clearance than we were a year ago, and the other one was just slightly more than it was a year ago, nothing significant, no risk going forward. So again, looking at that, I think it presents, again, opportunities going into the third quarter, both the seasonality, the level. As far as the inventory itself, again, as I think we discussed it, I'm comfortable with the levels, and I'm comfortable as I look with the early Easter, and the early Easter obviously gets those inventory levels down before the end of the third quarter, and again, what we expect to do is, as I said, end the quarter in dollars up mid-to-high single digits, and in units probably mid-to-low single digits, which would be right on trend relative to what our expectations are on sales.

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MARCH 01, 2012 / 09:30PM GMT, ASNA - Q2 2012 Ascena Retail Group, Inc. Earnings Conference Call

Travis Williams - Stephens Inc. - Analyst

I guess maybe I'm not being really clear. I guess just thinking more about dressbarn, and the re-acceleration of the comp here, and the strength you guys are seeing in that business, do you feel you might be too light on inventory, particularly with dressbarn into the strong spring season?

David Jaffe - Ascena Retail Group Inc - President and CEO

I don't think so. I'll just jump in for a moment. I think what we're trying to do is actually turn the inventory just a little faster, so I think if the business continues, we're in really good shape. We don't need to chase it with higher levels of inventory. We just need to turn what we've got a little bit faster, and that is baked into our plan for spring. So we're actually pretty much right on where we want to be.

Travis Williams - Stephens Inc. - Analyst

Great. That's helpful. My follow-up was, you guys mentioned a couple times you were very pleased with new store performance, the newer stores outperforming your expectations. Could you maybe give us a little color commentary on that by segment and by location?

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, probably more locations than we've got time for on this call, but I'd say the majority of the stores were opened at maurices and Justice, and by and large, all of those stores beat our expectations. That includes the Canada stores for Justice, that includes some of the smaller market stores for Justice. For maurices, it includes both the core as well as non-core stores, both mall and strip. It was really almost across the board that our numbers were better than expected, and dressbarn, while it had a smaller number of openings, the openings that they did have in the fall also performed very well. So very pleased with the quarter. The numbers that we saw in the first quarter continued through the second quarter, and so I think the new store opening process, and the selections that we're making at all 3 brands are still right on track.

Travis Williams - Stephens Inc. - Analyst

Great. Thanks, guys.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thank you.

Operator

Our next question comes from the line of Alex Fuhrman of Piper Jaffray. Please proceed.

Alex Fuhrman - Piper Jaffray - Analyst

Great. Thanks guys. Just a couple questions here that haven't been answered. Would love to talk a little bit more about the loyalty programs at dressbarn and maurices. That's certainly an impressive sign-up rate. I think you guys said 1.3 million for the BlushPERKS program, since it started in December. Can you talk a little bit about, how were those sign-ups achieved. Was this all point of sale kind of transactions, or were people signing up online, as well, was there e-mail solicitation for that?

David Jaffe - Ascena Retail Group Inc - President and CEO

No. This is just done at point of sale, and if you remember, at maurices we're transferring people from a paper-based punch system, kind of a 1960s technology or whatever, to this electronic version, and at dressbarn we're introducing it for the first time. And what's interesting is the very high percentages of participation. I may get this wrong, so don't hold me to it. But I believe at dressbarn over 70% of our transactions are on the BlushPERKS. And at maurices, I believe it's around 85% or 90% of our transactions are on the Take Ten loyalty program. So it's store-based. It's something that we are going to put online. There's some technology barriers that we've got to overcome, but it's a terrific program, and it gives us an ability to gain information about our customer, to be able to communicate with her more effectively.

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MARCH 01, 2012 / 09:30PM GMT, ASNA - Q2 2012 Ascena Retail Group, Inc. Earnings Conference Call

Alex Fuhrman - Piper Jaffray - Analyst

I think — I'm sorry if I missed it. I think you guys said last quarter you had 1.1 million members for maurices. Did you guys give an update for the Take Ten program?

David Jaffe - Ascena Retail Group Inc - President and CEO

We said it doubled. I don't think we gave it a specific number. I don't have a number at my fingertips to give you. Certainly Armand could, if you want to follow up, he could give you the number.

Alex Fuhrman - Piper Jaffray - Analyst

That's fine. Just real l quick, you mentioned that you're going to be flowing in some more colored bottoms in maurices. Not seeing a lot of that, or really any of that, right now, in the stores. When can we expect to see that? Will that include denim as well? Will that be a meaningful part of the assortment, or is that kind of a one-time delivery?

David Jaffe - Ascena Retail Group Inc - President and CEO

You'll see with the next floor set, which I think is 2 weeks away, maybe a week or 2, I'm not sure. Yes, you'll see it in denim. It's certainly not going to be the majority of our denim, but you will see it. It will be more than just a pop color, as well as in more structured bottoms, and we're very optimistic. It's not necessarily a direct corollary, but Justice has done terrific with colored bottoms of different lengths, as well as denim. So we're very optimistic that this is a trend, and we're well positioned for it.

Alex Fuhrman - Piper Jaffray - Analyst

That's great. Well, thanks a lot for the answers, and congrats on a great quarter.

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Alex.

Operator

Our next question comes from the line of [Janie Stitcher] of Telsey Advisors. Please proceed.

Unidentified Participant - Telsey Advisors - Analyst

Hi, everyone.

David Jaffe - Ascena Retail Group Inc - President and CEO

Hi, how are you?

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17

MARCH 01, 2012 / 09:30PM GMT, ASNA - Q2 2012 Ascena Retail Group, Inc. Earnings Conference Call

Unidentified Participant - Telsey Advisors - Analyst

Good. I was wondering if you could talk a little about the plus-size business at maurices. I think it's been in the stores 3 or 4 years now, and it's been pretty consistently growing in the double digits. How big is it now? How big do you think you can get it? Also, are there any learnings you can take from the dressbarn woman's division to maurices.

David Jaffe - Ascena Retail Group Inc - President and CEO

Lot a questions. The growth, frankly, has slowed a little bit, and we don't think that we've maxed out on it, frankly. There's a new merchant that's running that business, that's got some terrific new ideas, and we'll start seeing some of those hit later this spring, and certainly for fall, as she tweaks the business a little bit. So we have not maxed out. We believe that that business should grow to do the same square foot productivity, if not more, than the women's business at maurices. And same with its margin performance. So we're not there yet, but we think there is growth.

The comment about dressbarn woman would be hard to support a lot of learnings going back and forth, given what I mentioned earlier, that dressbarn woman was maybe the more basic, between dressbarn, dressbarn woman, at targeting an older customer. So it's not really going to inform the maurices plus size business very much. I think now that the dressbarn woman's business is being managed by the same merchants, as I mentioned, that are managing the dressbarn business, you'll see a lot more communication between our brands about what's happening in this category, but I don't think there's an overlap of any extent between our maurices plus size customer and our dressbarn woman plus size customer.

Unidentified Participant - Telsey Advisors - Analyst

Great. Thanks.

Operator

Our last question and follow-up question comes from the line of Scott Krasik of BB&T Capital Markets. Please proceed.

Scott Krasik - BB&T Capital Markets - Analyst

Yes, hey. Thanks. Just a clarification. Since you're now clothing EPS in GAAP, is the guidance actually GAAP guidance, because I think before it was adjusted guidance based on $0.65 in the first quarter.

Armand Correia - Ascena Retail Group Inc - EVP and CFO

Yes, Scott. It's now on GAAP basis, on guidance.

Scott Krasik - BB&T Capital Markets - Analyst

Okay. So think about Q1 as being $0.60?

Armand Correia - Ascena Retail Group Inc - EVP and CFO

That's correct.

Scott Krasik - BB&T Capital Markets - Analyst

Okay. Awesome. Thanks, guys.

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18

MARCH 01, 2012 / 09:30PM GMT, ASNA - Q2 2012 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Scott. All right, well I guess that wraps it up. Thank you everyone for your interest and support, and we look forward to speaking to you in another quarter.

Operator

Ladies and gentlemen, that concludes today's conference. Thank you for your participation. Now disconnect, and have a great day.

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